Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

ACCURAY INC

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.001 par value per share	(1)	457(a)	6,834,308	$0.2434	$1,663,470.57	0.0001381	$229.73

Total Offering Amounts:							$1,663,470.57		229.73
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$229.73

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Offering Note(s)

(1)	Note 1(a): Consists of shares of common stock that may be issued upon the exercise of Warrants. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the Selling Stockholders.

Note 1(b): Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the registrant’s shares of common stock on July 28, 2026, as reported on The Nasdaq Global Select Market.

Note 1(c): The Registrant does not have any fee offsets.